Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Francie Nagy

Investor Relations

Tel: +1-212-515-4625

GateHouse Media Announces Third Quarter 2007 Results and

Fourth Quarter 2007 Dividend

Third Quarter 2007 Highlights

•	Operating income increased 29.1% to $12.5 million in the third quarter 2007 from the third quarter 2006.

•	As Adjusted Revenues increased 76% to $171.8 million in the third quarter 2007 from the third quarter 2006.

•	As Adjusted EBITDA increased 98% to $40.1 million in the third quarter 2007 from the third quarter 2006.

•	Levered Free Cash Flow increased 182% to $17.2 million in the third quarter 2007 from the third quarter 2006.

•	Sold Herald-Dispatch Newspaper, located in Huntington, West Virginia, for $77.0 million on September 14, 2007.

•	Paid third quarter dividend of $0.40 per share on October 15, 2007.

Recent Developments

•	Declared fourth quarter dividend of $0.40 per share, to be paid January 15, 2008.

•	Signed purchase agreement with Morris Publishing Group to acquire 37 daily and non-daily publications for $115.0 million.

FAIRPORT, NY. November 13, 2007—GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (NYSE: GHS) today reported financial results for the quarter ended September 30, 2007.

The Company reported As Adjusted Revenues of $171.8 million, operating income of $12.5 million, a net loss of $8.8 million and As Adjusted EBITDA of $40.1 million for the third quarter ended September 30, 2007. Total revenues for the Company decreased 1.7% on a same-store basis over the third quarter 2006. As Adjusted EBITDA decreased $0.5 million or 1.1% on a same-store basis. Excluding corporate costs, As Adjusted EBITDA was $43.3 million, an increase of 1.4% on a same-store basis over the third quarter 2006.

As a dividend-paying company, GateHouse Media’s management utilizes As Adjusted Revenue and As Adjusted EBITDA to evaluate the Company’s performance, cash flows and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization, non-cash compensation expense and one-time costs associated with integrating acquisitions and realizing synergy cost savings. GateHouse Media also uses As Adjusted EBITDA, excluding corporate costs, to assess the performance of its local businesses.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, commented, “We are very pleased with GateHouse Media’s performance in the third quarter. Our strategy of focusing on strong local media franchises in geographically diverse, small markets has allowed us to significantly outperform the newspaper industry and show resilience in a challenging advertising environment.

“We believe that most of the current advertising slow down in small markets is cyclical. When the real estate and automotive categories begin to recover we will be positioned to recapture revenues due to our strong local franchises, penetration rates and our ability to deliver results to advertisers through our print and online offerings.

“I am confident that we will maintain stability in our revenue base should the economic climate worsen. Our revenues and cash flows have proven to be exceptionally consistent throughout economic cycles and this provides a strong underpinning to our dividend policy. I am pleased to announce that our board of directors approved a $0.40 per share dividend (annualized to $1.60) for the fourth quarter that will be paid on January 15, 2008.

“We continue to execute on all phases of our strategy including accretive acquisitions, realization of synergies and strategic disposal of non-core assets. For example, we shuttered eight print plants in the third quarter, merging six into other GateHouse Media press plants and completely outsourcing the printing at the other two. We also closed on the sale of The Herald Dispatch in Huntington, West Virginia at a very attractive valuation. Finally, we announced entering into an acquisition agreement with Morris Publishing Group that will add meaningfully to our EBITDA and free cash flow per share.

“We also continue to execute on our online strategy. We recently added 10 full time company-wide online sales reps who have significantly strengthened our online marketing capabilities. We also launched Yahoo! HotJobs in our larger markets and initial results have been very strong. HotJobs is scheduled to be rolled out in all of our markets by the end of the year. Online revenues at those properties owned by GateHouse Media on January 1, 2007, excluding properties acquired during the year that we are currently transitioning to our platform, are up 42.3% over the same period in 2006.”

September Quarter

Total As Adjusted Revenue for the quarter declined 1.7% on a same-store sales basis to $171.8 million. Local advertising revenues increased 0.2% on a same-store sales basis. Classified revenues declined 8.4% driven primarily by declines in real estate in our Massachusetts marketplace and automotive declines. Circulation revenues increased 3.8% driven by price increases and commercial printing revenues increased 2.0%.

As Adjusted EBITDA for the quarter was $40.1 million which was down $0.5 million or 1.1% on a same-store sales basis. Excluding corporate expenses, As Adjusted EBITDA was $43.3 million which was up $0.6 million or 1.4% on a same-store sales basis.

Total operating expenses, excluding depreciation, amortization, non-cash compensation expenses and other one-time restructuring charges, on a same-store sales basis for continuing operations decreased

$2.1 million or 1.6%. Corporate expenses were up $1.0 million due to the establishment of a corporate office to handle the requirements of being a public company, as previously disclosed. The Company will cycle through these corporate expense increases by the end of the fourth quarter of 2007. The corporate expenses are scaleable for future growth through acquisitions. Expenses at the Company’s business operations were down $3.1 million or 2.4%. This was driven primarily by realization of synergies from acquisitions and declines in newsprint costs.

Non-cash compensation expense for RSGs in the third quarter was $1.0 million. One-time expenses incurred or accrued in the quarter were $5.9 million. These were charges primarily incurred for the closing of eight press plants located in Illinois, New York and Massachusetts and for implementation of other synergy opportunities. Charges included severance, benefits, equipment transportation costs and legal fees.

Levered Free Cash Flow for the quarter was $17.2 million compared with $6.1 million for the same quarter in the prior year.

Business Strategy

GateHouse Media’s business strategy is to focus on increasing its earnings and dividends to shareholders by growing As Adjusted EBITDA and Levered Free Cash Flow through:

•	Organic growth at existing media properties through increases in print and online revenues, geographic clustering of publications to realize operating efficiencies, and

•	Accretive acquisitions of locally focused media businesses.

Dividend

The Company’s Board of Directors has declared a fourth quarter cash dividend of $0.40 per share on its common stock for the quarter ending December 31, 2007, payable on January 15, 2008 to stockholders of record on December 31, 2007. In addition, the Company paid a third quarter dividend of $0.40 per share on October 15, 2007.

Earnings Call

The Company has scheduled a conference call to discuss results on November 14, 2007 at 10:00 AM EST. The conference call can be accessed by dialing (888) 708-5690 (from within the U.S.) or (913) 312-0402 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “GateHouse Media Third Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.gatehousemedia.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM EST on Thursday, November 22, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) please reference access code “905-5164.” A copy of this earnings release and quarterly financial supplement is posted on the Investors section of the GateHouse Media website.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenue and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenue and Levered Free Cash Flow are

not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenue and Levered Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines As Adjusted Revenue as total revenues plus revenues of discontinued operations while adjusting for the purchase accounting impact on revenues of the SureWest acquisition. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenue and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenue and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses and that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenue and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenue and Levered Free Cash Flow are some of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Revenues:
Advertising	$119,497	$74,265	$308,886	$163,449
Circulation	34,873	16,807	84,174	36,210
Commercial printing and other	9,016	6,542	23,943	17,417

Total revenues	163,386	97,614	417,003	217,076
Operating costs and expenses:
Operating costs	88,927	50,795	223,502	111,048
Selling, general and administrative	42,213	27,300	113,854	62,088
Depreciation and amortization	16,417	7,763	40,646	16,207
Integration and reorganization costs	2,904	1,121	5,357	3,217
Impairment of long-lived assets	368	897	569	897
Loss on sale of assets	13	19	35	611

Operating income	12,544	9,719	33,040	23,008
Interest expense	22,304	13,192	54,900	25,628
Amortization of deferred financing costs	511	226	1,714	341
Loss on early extinguishment of debt	2,240	—	2,240	702
Unrealized (gain) loss on derivative instrument	2,348	1,241	1,973	(1,364)
Other income	(6)	—	(214)	—

Loss from continuing operations before income taxes	(14,853)	(4,940)	(27,573)	(2,299)
Income tax expense (benefit)	(5,365)	5,896	(9,386)	7,028

Loss from continuing operations	(9,488)	(10,836)	(18,187)	(9,327)
Income from discontinued operations, net of income taxes	734 (a)	—	1,390 (a)	—

Net loss	$(8,754)	$(10,836)	$(16,797)	$(9,327)

Earnings (loss) per share:
Basic and diluted:
Loss from continuing operations	$(0.18)	$(0.49)	$(0.42)	$(0.42)
Income from discontinued operations, net of income taxes	0.01	—	0.03	—

Net loss	$(0.17)	$(0.49)	$(0.39)	$(0.42)
Dividends declared per share	$0.40	$—	$1.17	$—
Basic weighted average shares outstanding	52,327,761	22,221,652	42,893,602	22,219,876

Diluted weighted average shares outstanding	52,327,761	22,221,652	42,893,602	22,219,876

(a)	Included in income from discontinued operations, net of income taxes are total revenues of $4,250 and $7,549 from the Huntington, WV operations for three months and nine months ended September 30, 2007, respectively.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$108,944	$90,302
Accounts receivable, net of allowance for doubtful accounts of $4,175 and $2,332 at September 30, 2007 and December 31, 2006, respectively	82,077	42,990
Inventory	8,342	4,664
Prepaid expenses	4,402	3,372
Deferred income taxes	3,969	2,896
Other current assets	3,773	380
Assets held for sale	27	—

Total current assets	211,534	144,604
Property, plant, and equipment, net of accumulated depreciation of $24,952 and $11,224 at September 30, 2007 and December 31, 2006, respectively	196,540	98,371
Goodwill	923,316	516,656
Intangible assets, net of accumulated amortization of $46,946 and $20,246 at September 30, 2007 and December 31, 2006, respectively	781,648	391,096
Deferred financing costs, net	8,805	5,297
Derivative instruments	381	7,972
Other assets	1,540	1,404
Long-term assets held for sale	12,868	2,323

Total assets	$2,136,632	$1,167,723

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$855	$487
Accounts payable	7,547	5,655
Accrued expenses	32,139	18,167
Accrued interest	10,102	2,358
Deferred revenue	27,301	14,554
Dividend payable	23,150	9,394
Liabilities held for sale	44	—

Total current liabilities	101,138	50,615
Long-term liabilities:
Long-term debt	1,195,000	558,000
Long-term liabilities, less current portion	4,937	1,324
Deferred income taxes	85,546	70,935
Derivative instruments	5,332	—
Pension and other postretirement benefit obligations	13,090	13,765

Total liabilities	1,405,043	694,639

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized at September 30, 2007; none issued and outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized at September 30, 2007; 57,913,060 and 39,147,263 shares issued, and 57,873,000 and 39,141,263 outstanding at September 30, 2007 and December 31, 2006, respectively	568	381
Additional paid-in capital	820,392	486,011
Accumulated other comprehensive loss	(8,604)	(2,644)
Accumulated deficit	(80,707)	(10,604)
Treasury stock, at cost, 40,060 and 6,000 shares at September 30, 2007 and December 31, 2006, respectively	(60)	(60)

Total stockholders’ equity	731,589	473,084

Total liabilities and stockholders’ equity	$2,136,632	$1,167,723

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Cash flows from operating activities:
Net loss	$(16,797)	$(9,327)
Income from discontinued operations, net of income taxes	1,390	—

Net loss from continuing operations	(18,187)	(9,327)
Adjustments to reconcile net loss to net cash provided by continuing operating activities:
Depreciation and amortization	40,646	16,207
Amortization of deferred financing costs	1,714	341
Unrealized loss (gain) on derivative instrument	1,973	(1,364)
Non-cash compensation expense	2,984	1,048
Deferred income taxes	(10,626)	6,906
Loss on sale of assets	35	611
Loss on early extinguishment of debt	2,240	702
Pension and other postretirement benefit obligations	482	332
Impairment of long-lived assets	569	897
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	1,920	(2,871)
Inventory	1,498	(16)
Prepaid expenses	1,012	101
Other assets	(2,097)	313
Accounts payable	140	1,255
Accrued expenses and other current liabilities	9,191	(545)
Accrued interest	7,744	2,177
Deferred revenue	103	(926)
Long-term liabilities	(271)	236

Net cash provided by operating activities	41,070	16,077

Cash flows from investing activities:
Purchases of property, plant, and equipment	(5,933)	(6,384)
Proceeds from sale of publications and other assets	77,045	2,859
Acquisition of CP Media, net of cash acquired	—	(231,672)
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	(154)	(181,337)
Acquisition of The Copley Press, Inc. Newspapers, net of cash acquired	(385,466)	—
Acquisition of Gannett Co., Inc. Newspapers, net of cash acquired	(420,379)	—
Other acquisitions, net of cash acquired	(209,129)	(11,828)

Net cash used in investing activities	(944,016)	(428,362)

Cash flows from financing activities:
Payment of debt issuance costs	(7,455)	(6,310)
Borrowings under term loans	1,495,000	722,000
Repayments of term loans	(858,000)	—
Net borrowings under revolving credit facility	—	2,405
Extinguishment of credit facility, net of fees	—	(304,426)
Payment of offering costs	(1,345)	(1,972)
Issuance of common stock, net of underwriter’s discount	332,939	250
Purchase of treasury stock	—	(60)
Payment of dividends	(39,551)	—

Net cash provided by financing activities	921,588	411,887

Net increase (decrease) in cash and cash equivalents	18,642	(398)
Cash and cash equivalents at beginning of period	90,302	3,063

Cash and cash equivalents at end of period	$108,944	$2,665

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited As Adjusted EBITDA

(In thousands)

	Three months ended September 30, 2007		Three months ended September 30, 2006		Nine months ended September 30, 2007		Nine months ended September 30, 2006
Loss from continuing operations	$(9,488)		$(10,836)		$(18,187)		$(9,327)
Income tax expense (benefit)	(5,365)		5,896		(9,386)		7,028
Unrealized (gain) loss on derivative instrument	2,348		1,241		1,973		(1,364)
Loss on early extinguishment of debt	2,240		—		2,240		702
Amortization of deferred financing costs	511		226		1,714		341
Interest expense	22,304		13,192		54,900		25,628
Impairment of long-lived assets	368		897		569		897
Depreciation and amortization	16,417		7,763		40,646		16,207

Adjusted EBITDA from continuing operations	29,335		18,379		74,469		40,112
Non-cash compensation and other expense	3,967		453		7,128		1,579
Non-cash portion of postretirement benefits expense	—		262		668		332
Integration and reorganization costs	2,904		1,121		5,357		3,217
Loss on sale of assets	13		19		35		611
Impact of SureWest Directories purchase accounting	2,660		—		6,748		—
Income from discontinued operations	1,191		—		2,251		—

As Adjusted EBITDA	40,070		20,234		96,656		45,851
Capital expenditures	(1,966	) (a)	(939	) (a)	(5,368	) (a)	(3,525	) (a)
Interest expense	(20,885	) (b)	(13,192	) (b)	(49,630	) (b)	(25,628	) (b)

Levered Free Cash Flow	$17,219		$6,103		$41,658		$16,698

(a)	Capital expenditures include proceeds from the sale of publications (excluding Huntington, WV property) and other assets of $0.3 million and $0.6 million during the three months and nine months ended September 30, 2007 respectively.
(b)	Interest expense excludes interest expense on the Bridge Facility for the three months and the nine months ended September 30, 2007 of $1.3 million and $5.2 million, respectively and interest expense on the revolving credit facility of $0.1 million for the three months and the nine months ended September 30, 2007. The bridge loan was paid off completely and the outstanding balance of the revolving credit facility was repaid with proceeds from our follow-on public offering.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited As Adjusted Revenues

(In thousands)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Total revenues from continuing operations	$163,386	$97,614	$417,003	$217,076
Revenues from discontinued operations	4,250	—	7,549	—

Total income statement revenues	167,636	97,614	424,552	217,076
Impact of SureWest Directories purchase accounting	4,134	—	10,310	—

As Adjusted Revenues	$171,770	$97,614	$434,862	$217,076

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 86 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 19 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues and potential acquisition opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K filed with the SEC on March 13, 2007, as supplemented by its Quarterly Report on Form 10-Q filed with the SEC on August 14, 2007, both under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.